Exhibit 10.1



                         AMENDMENT TO FORD MOTOR COMPANY
                RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                        (Effective as of August 1, 1996)


A new paragraph (g) of Article 6 is hereby added to the Plan to read as follows:

     "6(g) Stock Equivalents. Notwithstanding the provisions of Articles 5 and 6 or any other provision of the Plan, the grant under the Plan to a Director who resides or works in a country that taxes grants of Restricted Stock shall not be represented initially by certificates for shares of Common Stock but shall be represented by rights approximately equivalent to the rights (other than voting rights) that such Director would have received under the Plan, and subject to the same restrictions, terms, conditions and provisions of the Plan that apply to grants of Restricted Stock, if certificates for shares of Common Stock had been issued in the name of such Director in accordance with Article 5 and paragraph (b) of this Article 6 (such rights being hereinafter called "Stock Equivalents"). Subject to the provisions of Article 9 hereof and the other terms and provisions of the Plan, any Director who holds Stock Equivalents shall be entitled to receive the same amount of cash that such Director would have received as dividends if certificates for shares of Common Stock had been issued in the name of such Director pursuant to Article 5 and paragraph (b) of this Article 6 covering the number of shares equal to the number of shares to which such Stock Equivalents relate. Upon expiration of the applicable restriction period relating to any Stock Equivalents granted hereunder, certificates for the number of shares of Common Stock equal to the number of shares represented by such Stock Equivalents shall be delivered to such Director as soon as practicable, free of all restrictions and restrictive legends. Notwithstanding any other provision of the Plan to the contrary, in the event that a Director who holds Stock Equivalents granted pursuant to this paragraph (g) of this Article 6 relocates to a country that does not tax grants of Restricted Stock, such Director's Stock Equivalents shall be replaced with an equivalent number of shares of Common Stock having the same terms, conditions and restrictions as those shares of Common Stock generally awarded by the Company under the Plan."


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